Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David Morimoto	Wayne Kirihara
SVP & Treasurer	SVP & Chief Marketing Officer
(808) 544-3627	(808) 544-3687
david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. RECEIVES REGULATORY APPROVAL FOR $325 MILLION PRIVATE PLACEMENT

Announces closing date for private placement and record date for rights offering

HONOLULU, HI February 17, 2011 — Central Pacific Financial Corp. (NYSE: CPF) (the “Company”), parent company of Central Pacific Bank (“CPB”), today announced that it has received all required regulatory approvals necessary to complete its planned $325 million capital raise from accredited investors in a private placement (the “Private Placement”). The Company also entered into an agreement today (the “Exchange Agreement”) with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury will exchange 135,000 shares of the Company’s preferred stock designated as Fixed Rate Cumulative Preferred Stock and accrued and unpaid dividends thereon for 5,620,288 shares of the Company’s common stock (the “TARP Exchange”). All other closing conditions have previously been satisfied or will be satisfied concurrent with the closing of the Private Placement.  Accordingly, the Company has set February 18, 2011 as the closing date for both the Private Placement and the TARP Exchange.

In addition, the Company announced the record date for its planned common stock rights offering (the “Rights Offering”) was the close of business on February 17, 2011.  The rights will be transferable and will entitle holders to purchase newly issued shares of the Company’s common stock at a purchase price of $10.00 per share (after giving effect to the reverse stock split described below), which is the same per share purchase price to be paid by investors in the Private Placement.  The rights will provide for the purchase of up to $20 million of the Company’s common stock by holders of such rights or their transferees.  The Company expects to file a registration statement relating to the Rights Offering with the Securities and Exchange Commission promptly after the closing of the Private Placement.  Shareholders who owned common shares of the Company as of the close of business on the record date will be entitled to receive rights.  However, pursuant to normal practices of the New York Stock Exchange, shares of common stock traded during the period from February 15, 2011 to the “ex-rights” date were and will be traded with the rights (i.e., with “due bills” attached).  The Company will announce the “ex-rights” date in advance as soon as the New York Stock Exchange sets that date.

On February 2, 2011, the Company completed a 1-for-20 reverse stock split of its common stock. No fractional shares of common stock were issued as a result of the reverse stock split. For each holder of record of common stock, the number of shares held prior to the effectiveness of the reverse stock split were divided by twenty and, if the resulting number was not a whole number, then such number was rounded up to the next nearest whole number. The rounding of fractional shares for shareholders holding CPF common shares through brokers or other nominees will be subject to the procedure and discretion of their respective brokers and nominees.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements

This document may contain forward-looking statements concerning plans and expectations or assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; the impact of regulatory supervision; and the timing of the closing of the Company’s recapitalization.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2010 Form 10-K.  The Company does not update any of its forward-looking statements.

Cautionary Statement

The issuance of the securities in the Private Placement described in this release was not and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

This press release shall not constitute an offer of any securities for sale.  The shares that may be purchased in the rights offering described in this release will be offered by means of a prospectus.  A registration statement relating to such securities has not been filed with the Securities and Exchange Commission.  Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement is filed and becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

#####